Exhibit 10.11

INDEMNITY AGREEMENT

This Agreement dated the ____th day of October, 2020.

BETWEEN:

ZOMEDICA CORP., a corporation, incorporated under the laws of the Province of Alberta, Canada (hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

•, an individual residing in •,•, USA (hereinafter called “Indemnified Party”)

OF THE SECOND PART

WHEREAS the Indemniﬁed Party has agreed to act or continue to act as a director and/or ofﬁcer of the Corporation and/or certain subsidiaries of the Corporation (each, a “Subsidiary”), which includes Zomedica Pharmaceuticals, Inc., a Delaware corporation;

AND WHEREAS the Corporation and the Indemniﬁed Party wish to formalize the obligations that the Corporation owes to the Indemniﬁed Party with respect to indemnity for liability which the Indemniﬁed Party may suffer or incur as a result of acting as a director and/or ofﬁcer of the Corporation and/or a Subsidiary;

NOW THEREFORE, IN CONSIDERATION OF the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Indemniﬁed Party do hereby covenant and agree as follows:

1.	Indemniﬁcation

(a)	To the maximum extent permitted by applicable law (including the Business Corporations Act (Alberta) (the “Act”), the Corporation agrees to indemnify and save harmless the Indemniﬁed Party, and his heirs and legal representatives from and against any and all damages, liabilities, costs, charges or expenses suffered or incurred by the Indemniﬁed Party, and his heirs or legal representatives as a result or by reason of the Indemniﬁed Party having acted in his capacity as a director and/or officer of the Corporation and/or any Subsidiary at any time including before the date of this Agreement, provided that such damages, liabilities, costs, charges or expenses were not suffered or incurred as a direct result of the fraud, dishonesty or wilful default of the Indemniﬁed Party.

(b)	Without limiting the generality of Section 1(a), and to the maximum extent permitted by applicable law (including the Act), the Corporation agrees:

(i)	To indemnify and save the Indemniﬁed Party harmless from and against all investigation costs, and other costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemniﬁed Party in respect of a civil, criminal or administrative action or proceeding which the Indemniﬁed Party is made a party by reason of having been a director and/or ofﬁcer of the Corporation and/or a Subsidiary if:

(A)	The Indemniﬁed Party acted honestly and in good faith with a view to the best interests of the Corporation; and

(B)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemniﬁed Party had reasonable grounds for believing that its conduct was lawful.

(ii)	Subject to the provisions of the Act, the Corporation agrees, with the approval of a court of competent jurisdiction if such approval is required, to indemnify and save the Indemniﬁed Party harmless from and against all investigation costs, and other costs, charges and expenses reasonably incurred by him in respect of an action by or on behalf of the Corporation or a Subsidiary to procure a judgment in its favor to which the Indemniﬁed Party is made a party by reason of having been a director and/or officer of the Corporation and/or a Subsidiary if:

(A)	The Indemnified Party acted honestly and in good faith with a view to the best interest of the Corporation; and

(B)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemniﬁed Party had reasonable grounds for believing that his conduct was lawful.

(iii)	Notwithstanding, and in addition to, anything contained herein, the Corporation agrees to indemnify and save harmless the Indemniﬁed Party in respect of all investigation costs, or other costs, charges and expenses reasonably incurred by him in connection with the defense of any civil criminal or administrative action or proceeding to which he is made a party by reason of the Indemniﬁed Party being or having been a director and/or ofﬁcer of the Corporation and/or a Subsidiary if the Indemniﬁed Party:

(A)	Was substantially successful on the merits in his defence of the action or proceeding;

(B)	Fulﬁlls conditions set out in Section 1(b)(i)(A) and (B) set out above; and

(C)	Is fairly and reasonably entitled to indemnity.

(c)	The intention of this Agreement is to provide the Indemnified Party indemniﬁcation to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:

(i)	Nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemniﬁcation provided in Section 1(b) hereof, and

(ii)	Section 1 is intended to provide indemnification to the Indemniﬁed Party to the fullest extent permitted by the Act and, in the event that such statute is amended to permit a broader scope of indemniﬁcation (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemniﬁcation), Section 1 shall be deemed to be amended concurrently with the amendment to the statute so as to provide such broader indemniﬁcation.

(d)	The Corporation further agrees to use its best efforts to obtain any approval or approvals necessary to provide indemniﬁcation and make payments as set forth in this Agreement (including approval of a court of competent jurisdiction referred to in Section 1(b)(ii)), and to cooperate with the Indemniﬁed Party and to provide the Indemniﬁed Party with access to any evidence which the Corporation or any Subsidiary may have or control which would enable the Indemniﬁed Party to make any application for or to obtain any such approval or approvals.

(e)	This Agreement and the obligations of the Corporation hereunder shall continue after the term of service of the Indemniﬁed Party as a director and/or ofﬁcer of the Corporation or any Subsidiary.

2.	Pre-Paid Expenses

To the maximum extent permitted by applicable law (including the Act), all costs, charges and expenses reasonably incurred by the Indemniﬁed Party in investigating, defending or appealing any civil, criminal or administrative action or proceeding, actual or threatened, covered hereunder shall, at the request of the Indemniﬁed Party, be paid by the Corporation in advance as may be appropriate to enable the Indemniﬁed Party to properly investigate, defend or appeal such action or proceeding, with the understanding and agreement being herein made that, in the event it is ultimately determined that the Indemniﬁed Party was not entitled to be so indemnified, or was not entitled to be fully so indemniﬁed, that the Indemnified Party shall pay to the Corporation forthwith after such ultimate determination such amount or the appropriate portion thereof, so paid in advance.

3.	Other Rights and Remedies

Indemniﬁcation and advance payment of investigation costs or other costs, charges and expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemniﬁed Party may be entitled under any provision at law, the articles or by-laws of the Corporation, any vote of shareholders of the Corporation, or any other indemnity agreement or otherwise.

4.	Limitation of Actions and Release of Claims

To the extent permitted by applicable law (including the Act), no legal action shall be brought and no course of action shall be asserted by or on behalf of the Corporation against the Indemniﬁed Party, and his heirs, legal representatives and their respective successors and assigns, after the expiration of two years from the date of his ceasing to be a director and/or ofﬁcer of any of the Corporation or any Subsidiary, and the Corporation agrees that any claim or cause of action of the Corporation shall be extinguished and the Indemniﬁed Party and his heirs, legal representatives, and their respective successors and assigns are deemed released therefrom absolutely unless asserted by the commencement of legal action in a court of competent jurisdiction within such two-year period.

5.	Notice of Proceedings

The Indemniﬁed Party agrees to give notice to the Corporation within ten days of being served with any Statement of Claim, Writ, Notice of Motion, Indictment or other document commencing or continuing any civil, criminal or administrative action or proceeding against the Indemnified Party as a party by reason of the Indemniﬁed Party having acted as a director and/or officer of the Corporation or any Subsidiary.

The Corporation agrees to give notice to the Indemnified Party, in writing, within ten days, of receiving notice of any actual or threatened civil, criminal or administrative action or proceeding or alleged wrongdoing against the Indemniﬁed Party.

6.	Retention of Counsel

Subject to the terms of any applicable insurance policy,

(a)	the Corporation agrees to promptly retain counsel who shall be reasonably satisfactory to the Indemniﬁed Party to represent the Indemniﬁed Party in respect of any actual or threatened civil, criminal or administrative action or proceeding for which the Indemnified Party is entitled to indemnification hereunder; and

(b)	in any such action or proceeding referred to in Section 6(a) above, the Indemnified Party shall have the right to retain other counsel to act on his behalf provided that the fees and disbursements of such other counsel shall be paid by the Indemniﬁed Party (and the Corporation shall not be required to advance funds for such fees and disbursements under Section 2) unless:

(i)	The Indemnified Party and the Corporation shall have mutually agreed to the retention of such other counsel; or

(ii)	The named parties to any such action or proceeding (including any added third, or interpleaded parties) include the Corporation and/or a Subsidiary, if applicable, and the Indemniﬁed Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defences) in which event the Corporation agrees to pay the fees and disbursements of such counsel.

The Indemniﬁed Party agrees to give the Corporation such information and cooperation as the Corporation may reasonably require from time to time in respect of all matters hereunder.

7.	Insurance

The Corporation agrees that it shall use reasonable commercial efforts to obtain and maintain a policy of insurance with respect to liability relating to directors and/or officers of the Corporation and its Subsidiaries, and it will use its reasonable best efforts to include the Indemniﬁed Party as an insured under such policy to the maximum extent reasonably possible.

8.	Effective Time

This Agreement shall be effective as of the first day the Indemnified Party commenced or commences to serve as a director and/or ofﬁcer of the Corporation or a Subsidiary.

9.	Notices

All notices, requests, demands or other communications hereunder shall be in writing and may be either personally delivered or delivered by fax to the party to whom the notice or other communication is directed:

(a)	if to the Indemniﬁed Party, at his current address in the records of the Corporation

(b)	if to the Corporation, at:

The head ofﬁce of the Corporation

Attention: Interim Chief Executive Officer/Chief Executive Officer

or to such other address as party may from time to time notify the other of in writing.

10.	Severability

If any provision or provisions of this Agreement shall he held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing such provisions held to be invalid, illegal or unenforceable that are not of themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any paragraphs of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

11.	Governing Law

The parties hereto agree that this Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.

12.	Modiﬁcation and Waiver

No supplement, modiﬁcation or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be effective unless given in writing by the party against whom the waiver is effective, and no waiver shall constitute a waiver of any other provision hereof (whether or not similar).

13.	Entire Agreement

This Agreement shall constitute the entire agreement between the parties hereto in respect of the subject matter hereof; provided that the entering into of this Agreement shall not prevent the Indemnified Party from entering into any additional indemnity agreement with the Corporation, any Subsidiary or any other person, and shall not affect the interpretation or enforceability of any such other agreement.

14.	Legal Advice

The Indemnified Party acknowledges having been advised to obtain independent legal advice from a law firm other than Fasken Martineau DuMoulin LLP, prior to entering into this Agreement and by entering this Agreement the Corporation and Indemnified Party represents that it did obtain whatever independent legal advice it considered appropriate and sufficient.

15.	Interpretation

In this Agreement: (a) headings are for convenience of reference and shall not affect the interpretation or construction of this Agreement; (b) a reference to gender includes all genders; (c) the singular includes the plural and vice versa; and (d) “subsidiaries” shall mean a “subsidiary” as provided in the Act; and (d) a reference to the Act means the Act as modified, replaced, amended and/or re-enacted from time to time.

16.	Successors and Assigns

This Agreement shall be binding upon and enure for the beneﬁt of the Corporation and its successors and assigns and the Indemniﬁed Party and his heirs and legal representatives and their respective successors and assigns.

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17.	Counterparts

This Agreement, or any amendment to it, may be executed in as many counterparts as may be necessary. Signatures provided by electronic means are an acceptable and valid execution of any such counterpart equally effective as delivery of a manually executed counterpart of this Agreement. All counterparts so signed are to be construed together, are deemed to be an original and together constitute one and the same instrument and are deemed an original agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date ﬁrst above written.

ZOMEDICA CORP.

Per:
Name:
Title:

•